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                                                                     EXHIBIT 5.2

                                MAPLES and CALDER
                          P.O. Box 309GT, Ugland House
                        South Church Street, George Town
                          Grand Cayman, Cayman Islands
                               Tel: 1-345-949-8066
                               Fax: 1-345-949-8080
            Email: info@maplesandcalder.com www.maplesandcalder.com

GlobalSantaFe Corporation
15375 Memorial Drive                                             20th June, 2003
Houston, TX 77079
U.S.A.

Dear Sirs

We have acted as counsel in the Cayman Islands to GlobalSantaFe Corporation, a Cayman Islands company (the "Company"), in connection with the Registration Statement on Form S-4 (Registration No. 333-105139) (the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of US$250,000,000 5% Notes due 2013 of the Company (the "Notes"). The Notes to be registered are to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 5% Notes due 2013 (the "Outstanding Notes") and will be issued pursuant to the Indenture (the "Indenture") dated as of 1st February, 2003 between the Company and Wilmington Trust Company, as trustee (the "Trustee"), filed as Exhibit 4.2 to the Registration Statement.

1    DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed originals, copies or final drafts of the following documents:

1.1 the Certificate of Incorporation, the Certificates of Incorporation on Change of Name and Memorandum and Articles of Association of the Company as registered or adopted on 20th November, 2001;

1.2 the resolutions (the "Resolutions") of the directors adopted at the meeting of the board of directors of the Company held on 12th December, 2002 in the form attached to the Certificate of the Assistant Secretary of the Company dated 3rd February, 2003 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3 a Certificate of Good Standing dated 19th June, 2003 issued by the Registrar of Companies (the "Certificate of Good Standing");




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MAPLES and CALDER                                                              2
Cayman  Europe  Asia


1.4  the Registration Statement;

1.5  the Indenture;

1.6  the form of the Notes; and

1.7 a certificate dated 20th June, 2003 from an officer of the Company (the "Officer's Certificate").

We have also reviewed and relied on copies of such corporate records and other documents, reviewed such matters of law and taken such steps, as we have deemed necessary or appropriate for the purpose of this opinion.

2    ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 the Indenture has been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2 the Indenture and the Notes are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under laws of the State of New York ("New York") and all other relevant laws (other than the laws of the Cayman Islands);

2.3 the choice of New York law as the governing law of the Indenture and the Notes has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5  all signatures, initials and seals are genuine;

2.6 the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into,


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MAPLES and CALDER                                                              3
Cayman  Europe  Asia



     execute, deliver and perform their respective obligations under the Indenture and to buy, hold or sell the Notes;

2.7 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

3    OPINION

Based on the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company is a company validly incorporated, existing as an exempted company with limited liability and in good standing under the laws of the Cayman Islands.

3.2 The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Indenture and the Notes, including the issue of the Notes pursuant to the Indenture.

3.3 The execution, delivery and performance of the Indenture has been duly authorised by and on behalf of the Company and the Indenture has been duly executed and delivered on behalf of the Company.

3.4 The Notes have been duly authorised by the Company and, when duly executed on behalf of the Company and authenticated in the manner set forth in the Indenture and issued in exchange for the Outstanding Notes tendered pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated by the Registration Statement, the Notes will be duly executed, issued and delivered.

4    DISCLOSURE

We express no view as to the commercial terms of the Indenture or the Notes or whether such terms represent the intentions of the parties and make no comment with respect to any representations which may be made by the Company.

This opinion speaks as of its date and is strictly limited to the matters stated herein. This opinion is given to you solely for use in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Cayman Islands Tax Considerations" and "Legal Matters". In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


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MAPLES and CALDER                                                              4
Cayman  Europe  Asia


We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Registration Statement and we authorize them to so rely on this opinion.

Yours faithfully,

/s/ Maples and Calder
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MAPLES and CALDER